UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.   20549


                         FORM 10 - SB
                       AMENDMENT NO. 2

          GENERAL FORM FOR REGISTRATION OF SEURITIES
        OF SMALL BUSINESS ISSUERS UNDER SECTION 12 (b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934


               INTERNET CULINARY CORPORATION
		   FKA CAPITOL SILVER MINES, INC
             ---------------------------------
        (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


NEVADA                        		  82-0277068
-------						  -----------
(STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

410 BROADWAY, 2ND FLOOR; LAGUNA BEACH, CA 92651
-----------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

(949) 376-8575 (949) 376-8389 FAX
---------------------------------
(ISSUER'S TELEPHONE NUMBER)


SECURITIES TO BE REGISTERED UNDER SECTION 12 (b) OF THE ACT:

TITLE OF EACH CLASS		  NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED		  EACH CLASS IS TO BE REGISTERED

---------------------------     ------------------------------

---------------------------     ------------------------------

SECURITIES TO BE REGISTERED UNDER SECTION 12 (g) OF THE ACT:

                 Common Stock - .001 Par Value
                 ------------------------------
                       (TITLE OF CLASS)

FORWARD LOOKING STATEMENTS

Internet Culinary Corporation, a developmental stage company ("Internet Culinary Corporation," or the "Company") cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this Form 10-SB or that are otherwise made by or on behalf of the Company. For this purpose, any statements contained in the Form 10-SB that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "plans," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that may affect the Company's results include, but are not limited to, the Company's limited operating history, its ability to produce additional products and services, its dependence on a limited number of customers and key personnel, its possible need for additional financing, its dependence on certain industries, and competition from its competitors. With respect to any forward-looking statements contained herein, the Company believes that it is subject to a number of risk factors, including: the Company's ability to implement its product strategies to develop its business in emerging markets; competitive actions; and, general economic and business conditions. Any forward-looking statements in this report should be evaluated in light of these important risk factors. The Company is also subject to other risks detailed herein or set forth from time to time in the Company's filings with the Securities and Exchange Commission.

INFORMATION REQUIRED IN REGISTRATION STATEMENT


TABLE OF CONTENTS


Part I   							 	4

Item 1.  Description of Business              		4

Item 2.  Management's Discussion and Analysis
         or Plan of Operation					6
Item 3.  Description of Property			     14
Item 4.  Security Ownership of Management and
         Others and Certain Security Holders	     14
Item 5.  Directors, Executives, Officers and
         Significant Employees			     15
Item 6.  Remuneration of Directors and
         Executive Officers				     16
Item 7.  Interest of Management and Others in
         Certain Transactions				     16
Item 8.  Legal Proceedings				     17

Part II 							     17
Item 1.  Market Price of and Dividends of the
         Registrant's Common Equity and Other
         Stockholder Matters				     17
Item 2.  Recent Sales of Unregistered Securities     17
Item 3.  Description of Securities 			     18
Item 4.  Indemnification of Directors and Officers   18

Part F/S 							     19

Item 1.  Financial Statements				     19
Item 2.  Changes in and Disagreements With Accountants
         on Accounting and Financial Disclosure	     19

Part III 							     20

Item 1.  Index to Exhibits				     20
Item 2.  Description of Exhibits                     20

Signatures 							     19

Part I

Item 1.  Description of Business

Internet Culinary Corporation, a developmental stage company (hereinafter referred to as "the Company"), is filing this Form 10-SB on a voluntary basis in order to make Internet Culinary Corporation's financial information equally available to any interested parties or investors. The Company was organized under the laws of the State of Idaho, May 16, 1967, as Capitol Silver Mines, Inc.

In September 1999 the Company changed its name to Internet Culinary Corporation and changed corporate situs from Idaho to Nevada. A copy of the Company's Articles of Incorporation is attached hereto and is incorporated herein by reference. See
Part III, Item 1. On September 9, 1999, the Company acquired the assets of Amazin Raisins through its purchase of Pacific Standard Financials' assets.

The Company has been formed to manufacture and market a wide variety of food products, the most prominent of which are nutritional, naturally flavored raisin snack food products produced utilizing a patented process. The Company manufactures flavored raisins through an internationally patented intrusive flavoring technology that flavors the fruit from the inside-out. There are no other companies manufacturing these products at this time.

Sun Maid, a California-based grower and marketer of raisins, presently produces several varieties of flavored dried prunes (under the brand "Sun Sweet") which involve placing a coating of flavor on the fruit. The management of the Company believes such processes to be inferior to that of it's product, as the flavor coating cannot completely mask the flavor of the original fruit. The Company's patented process of raisin flavoring involves the use of citric acid to remove the raisin flavoring and inserting the substitute flavoring inside the raisin through the tiny holes in the skin of the raisin created by the citric acid process.

The developer of this process, Mr. Jack Mazin, is the founder of Amazin Raisins, and has been signed to a long term employment and management contract, wherein, Mr. Mazin will run the day to day operations of the Canadian manufacturing facility where the "Amazin Raisins" brand of products are manufactured.

Mr. Mazin's process substantially removes the raisin flavor from raisins and substitutes the natural flavor of fruits.
This flavoring can be of one fruit, or a combination of fruits in each raisin.

Although other firms are trying to develop processes to produce flavored raisins, Internet Culinary Corporation is the only firm that has succeeded in removing the raisin flavor, and replacing it using all natural ingredients. The demand for flavored raisins will be extraordinary, and the management of Internet Culinary Corporation plans to exploit the rights gained from its patented process to develop a large portion of the worldwide fruit-flavored and chocolate-covered fruit-flavored raisin market though an aggressive plan of promotion, advertisement, expansion, and international licensing agreements. Internet Culinary Corporation is poised to become a major player in the food products industry into the next millennium.

The founder of process through which the raisins (and any dried fruits) are flavored, Jack Mazin, developed an affinity for dried fruit products over a decade ago. Of particular interest to the founder were the prospects of producing dried cherries -a generally unavailable commodity due to the high costs of removing the pits. However, Mr. Mazin's search did prove successful when he located a food processing company that produced dried cherries. The product was exceptional, but the costs associated with producing large runs of dried cherries were prohibitive. The founder then began deliberating the production of flavored raisins.

Mr. Mazin hired a food science research team to develop a process to produce flavored raisins. Soon, samples were submitted that had all the promising characteristics (texture, moisture, sweetness) for consumer consumption. However, a large-scale production process had to be developed - such a facility had never been developed before with the express purpose of turning out large quantities of flavored raisins. Through trial and error, efforts were made to optimize soaking and absorption times. Other problems included feeding raisins into small pouches, weight variances, and the stickiness of the product. After time, these production variables were isolated and solved by working with several different contract manufacturers.

The company has successfully developed a method to produce in volume, fruit flavored raisins from which the raisin taste has been substantially extracted and replaced with another flavor. The company is presently capable of producing raisins with the following flavors: lemon. orange, pineapple, strawberry, banana, peach, raspberry, and cherry. Other firms have attempted to produce flavored raisins, but Internet Culinary Corporation is the only firm that has been truly successful. While, Sun Maid, a California-based grower and marketer of raisins, presently produces several varieties of flavored dried prunes (under the brand "Sun Sweet") which involve placing a coating of flavor on the fruit. The management of Internet Culinary Corporation believes such processes to be inferior to that of the company, as the flavor coating cannot completely mask the flavor of the original fruit. The company's patented process of raisin flavoring involves the use of citric acid to remove the raisin flavoring and inserting the substitute flavoring inside the raisin through < the tiny holes in the skin of the raisin created by the citric acid process.

The Company employs 25 full time employees, with no seasonal impact. The Company expects to employ 200 employees by December 31, 2001.

The Company's products fall under the auspices of the Food and Drug Administration of Canada and the United States.

The Company does not believe there are any risk factors specific to the snack food industry.

The Company is finalizing negotiations with the Province of New Brunswick wherein the Province will finance $500,000 CND (Canadian Dollars) to the Company and secure the loan with certain machinery and equipment owned by the Company. The Company is also finalizing negotiations with the Province of New Brunswick wherein the Province will fund a $2,500,000 CND (Canadian Dollars) revolving line of credit to finance the growth of the Amazin Raisins line of products. The Company must sign the Agreement with the Province and guarantee the loans.

The company has acquired the assets of Amazin Raisins from Pacific Standard Financial Group, and must fund a $350,000 installment payment upon receipt of the above referenced financing package to fulfill an installment payment provision in its acquisition of the Amazin Raisins and Pacific Standard Financial Group assets.

The Company is also negotiating with the Province of Quebec for a similar financing package as that referenced with the Province of New Brunswick and would similarly.

Item 2.  Management's Discussion and Analysis
         or Plan of Operation

An in-depth production process has been developed to facilitate the manufacture of flavored raisins, enabling an end product that is both appealing to consumers and sufficiently durable for widespread distribution. The diagram below briefly illustrates the production process.

Sun-dried raisins are bought from outside channels and enter into the production process. The raisins are then moved into the Citric Acid Process, which treats the raisins in a special manner to substantially remove the raisin flavoring from the raisins. In addition, this process creates small holes in the skin of the raisins. The materials are then moved into the next phase: the Flavoring Process. The raisins are then coated by all natural fruit flavoring. This flavoring coats the raisins, but unlike other competing processes, it also enters the inside of the raisins through the small holes created by the Citric Acid Process. Once the raisins art flavored, they are moved to the packaging phase, and then distributed to the various channels cited later in this plan.

The basic raw materials needed to complete the finished boxes of Internet Food Corporation are:

Seedless Sun-Dried Raisins
Citric Acid
All Natural Flavors
Webbing (Packets) for Individual packets
Cylindrical and ziplock-type containers for Family Packs
Cardboard Grocery Boxes / Display Boxes
Corrugate Cases
Glue Stretch Wrap
Packaging Tape

In order to facilitate the construction of this unique process of production, Internet Food Corporation upgraded its facility in many ways. The following is a summary of these upgrades:

Flavoring Lab
Plant Heating
Water Heating
Propane System
Electrical Modifications to Entrance and Electrical Room
Mechanical Shop Modifications
Air Compressor Room Modifications
Packaging Room Modifications
Various Tools Purchased to Build Custom Machines
Computer System
Quality Assurance Lab to Ensure Safety and Consistency in
Every Shipment

A computer drafting technician was hired in April of 1996 to aid Mr. Mazin in designing the semi-automatic custom production line. This led to a new computer system being purchased to facilitate the Computer Aided Design software and algorithms.

Office management created specialized operating forms that are used by operators on the line to ensure that all production is being performed under the required standards. All levels and stages of production are scrutinized at all times and testing occurs at set intervals to greatly facilitate the production of defect-free products. Quality control occurs on both an internal and external basis: the process of production is constantly being examined to further reinforce the production of a quality product, while frequent testing allows for minimal returns of bad products and points the way towards possible inadequacies in the production process- Production variables are collected and stored in a database to aid in the research and development of future products and processes.

The current facility has two manufacturing lines and one packaging machine to service the product demand. For the purpose of capacity, the following relationship is standard towards utilizing the equipment on a one-shift basis (or eight hour day):

[8 hour periods -2 lines] =25,400 packets per hour
[25,400 packets per hour] x 8 hours = 203,200 packets per day
[203,200 packets per day] x 22 days = 4470,400 packets per month
[4,470,400 packets per month] x 12 months =53,644,800 packets per year

For each additional two lines established, the capacity increases upon the basis of the relationship mentioned above for the purposes of these projections, it is assumed that the capacity of the plant will increase in relation to the machinery and equipment purchases illustrated in the above diagram.

Current and Pending Customers

Grocery and Convenience Stores: Seven-Eleven, Ralphs, Lucky, Vons, Krogers, Safeway, et al.
Family Packs: Costco, Sam's Club, Wall-Mart, Kellogg's, Post, Sarah Lee, Entanmen's, et al.
Ralph's: has provided a Letter of Intent illustrating its commitment to purchase 5.4 million packets over the next year
Airlines: there is currently a pending order by United Airlines for 36 million packets for sample testing over the next six months.

Benefiting from its patented process for adding fruit flavoring to raisins, the company has an opportunity to develop into a $356 million (CDN) company within three years. The potential revenue from licensing and royalties is already in evidence due to interest from Mexico and Germany (EEC). Management believes that there are additional potential licensing opportunities in Japan, Hong Kong, China, Taiwan, Central and South America, and other non EEC countries.

To support the management staff and to facilitate interaction between management and front line operations, a number of office employees will be hired to enhance the efficiency of Internet Culinary Corporation operational structure. The following is a list of the required positions and the times at which they will enter:

Year l

Two Clerical Employees in Week 1
Repairs and Maintenance Department Manager in Week 9
Two Clerical Employees in Week 10
Two Repairs and Maintenance Workers in Week 23
Two Clerical Employees in Month 7

Year 2

Two Clerical Employees in Month 1

Year 3

Two Clerical Employees in Month 1

Internet Culinary Corporation will face considerable demand for its products, and the proper scaling-in of direct labor employees and supervisors is crucial to the growth of the company. For each shift on a pair of Production Lines, there is a need for ten employees and two supervisors. Each pair of Production Lines are purchased three months in advance of implementation. One week in advance of production, the required employees are brought in for training. Two shifts will be implemented before the purchase of additional Production lines. For every $302,768 in weekly Original sales, ten employees and two supervisors are required per shift. For every $355,600 in weekly Chocolate sales, an additional ten employees and two supervisors are also required per shift. Monthly figures are $1,332,179 and $1,564,640, respectively.

Year 1

Week 1 - Five Line Employees and One Supervisor

Week 2- Five Line Employees and One Supervisor
Week 14- Ten Line Employees and Two Supervisors
Week 22- Ten Line Employees and Two Supervisors
Week 23 - Ten Line Employees and Two Supervisors
Month7- Ten Line Employees and Two Supervisors
Month 8 - Ten Line Employees and Two Supervisors
Month 9 - Ten Line Employees and Two Supervisors
Month 11 - Twenty Line Employees and Four Supervisors

Year 2

Month 2- Ten Line Employees and Two Supervisors
Month 4- Ten Line Employees and Two Supervisors
Month 6- Ten Line Employees and Two Supervisors
Month 8- Twenty Line Employees and Four Supervisors
Month 10- Ten Line Employees and Two Supervisors
Month 11 - Ten Line Employees and Two Supervisors
Month 12- Ten Line Employees and Two Supervisors

Year 3

Month 2- Ten Line Employees and Two Supervisors
Month 3 - Ten Line Employees and Two Supervisors
Month 5 - Twenty Line Employees and Four Supervisors
Month 7 - Ten Line Employees and Two Supervisors
Month 8 - Ten Line Employees and Two Supervisors
Month 9 - Ten Line Employees and Two Supervisors
Month 11 - Twenty Line Employees and Four Supervisors

The management of Internet Culinary Corporation plans to employ a labor force from the local area, Athoville and its surrounding communities, to fill the necessary positions.

Additionally in the upper management and production sectors in the company, the management will actively recruit individuals that will further the management's already considerable knowledge and experience base in the food products industry. As the plant evolves its production schedule, additional employees will be needed to facilitate the marketing, manufacturing, shipping, and management of the operations.

Market Information

The market for flavored raisins is estimated to be substantial. Essentially, Internet Food Corporation is creating its own industry. Management believes that there is an extensive market for the products in North America. The following is a list of the potential outlets for Internet Food
Corporation' products:

Grocery stores - fruit snack category and Family Packs
Convenience stores - single unit packages and Family Packs
Vending machines - single unit packages
Institutional use - schools, universities, government facilities, etc.
Airlines - single unit packages
Industrial - seasoning and flavoring processes


Management believes that the products have the maximum potential in the snack food category, providing a sugar-free, healthy alternative to candies and sugar-added snacks.
Possible competing products could be fruit roll-ups, fruit-flavored snacks, raisins, and other fruit products.

Suppliers

California produces between 500,000 and 600,000 tons of raisins per year. Australia and Chile each produce approximately 400,000 tons of raisins annually. The Mid-Eastern nations, particularly Turkey, are responsible for the production of 200,OOO tons of raisins per year. A majority of the raisins purchased by Internet Food Corporation will originate from Australia and Chile. Due to the large number of raisin producers, and the relative lack of consolidation within the raisin industry, Internet Food Corporation will be able to obtain the raw materials necessary to facilitate the fulfillment of the company's mission.

Customers

Internet Food Corporation patented process produces a product of superlative quality. The segment that will be initially targeted is the Snack Food market. The next target will be Family Pack sales to large-scale distribution channels, such as grocery stores, retailers, and convenience stores. These raisins will be marketed as a healthy alternative to sweets, and will be extremely popular. Currently, United Airlines is in the process of organizing the order of 36 million one-ounce packets, for use in a six month trial period. This is an indicator of die widespread demand for flavored raisins. Internet Food Corporation is very favorably positioned in this industry due to the fact that it essentially the only supplier. In addition, another market for flavored raisins that will be vigorously approached is the cereal and baked goods producers. These companies can greatly diversify their product lines with flavored raisins with minimal modifications to their current production processes.

Competition

Although other firms have tried to flavor raisins, none have been able to produce the results that Internet Food Corporation has accomplished via its patented process. Due to Internet Food Corporation patents, and the effectiveness of its process (currently the only method which removes the raisin flavor and replaces it with fruit flavoring), the firm does not have competitors that can produce a product that matches the quality and flavor of Internet Food Corporation.

External Variables


Governmental

Internet Food Corporation' products fall under the auspices of the Food and Drug Administration of Canada and the United
States.


Legislative

An external benefit is the North American Free Trade
Agreement, which will facilitate materials procurement and product distribution by the reduction of tariff and other trade protocols that interfere with intercontinental trade practices.

Economic

Raisins are a commodity and are a by-product of grapes. Grapes are utilized first as wines, second as table grapes, and third to produce raisins. At the completion of year three, an estimated cumulative total of 43,000 tons of raisins will have been consumed for production purposes, with an average of 2,294 tons per month during year three alone- Based on these significant demands, multinational purchasing agreements are a necessity.

Conclusion

Internet Food Corporation's unique and patented process has facilitated the creation of a new industry. Flavored Raisins will be in demand in large amounts, and the duration of the patents gives Internet Food Corporation a key advantage in this arena An aggressive program of sales, promotion, and licensing will profoundly reinforce Internet Food Corporation' position at the forefront of this dynamic new industry.

Strategy

When Jack Mazin first began the development of the product as it exists today, he recognized the multi-dimensional marketing potential that this product line is capable of. The manufacturing process entails a high degree of custom-made machinery, thereby enhancing the flavoring of the product. The company envisions worldwide market penetration through its own marketing efforts in conjunction with its licensing arid royalties efforts.

Marketing Strategy

It is the company's intent to market its products in North
America within the following distribution channels:

Individual Flavored Raisin Packets - a packet consists of one ounce of flavored raisins. These packets will be distributed via the following channels:

Airlines
Airline Terminals
Convenience Stores
Grocery Stores
Theme Parks
These packets will be distributed in packs of ~ twelve, or twenty-four.
Family Packs - these Family Packs hold 1/2, 1, or 2 pound bundles of raisins.

Raisins will be packaged in cylindrical containers and ziplock-type bags.

Distribution will be among the following channels:

Grocery Stores - Ralphs, Krogers, Vons, et al
Retailers - Sam's Club, Price/Costco, Wal-Mart
Convenience Stores - Seven Eleven, AM/PM, Pink Dot
Ancillary Markets - flavored raisins distributed in mass quantities to the following channels:

Cereal Producers (i.e. Kellogg's, Post, and Generic Brands)
Baked Goods Producers (i.e. Sarah Lee, Entanmen's, Duncan
Hines)

Institutional Markets

Schools
Universities
Government Facilities
Advertisement

Effective the first quarter of operations, development of a comprehensive strategy of consumer advertisements will commence to enhance the name brand recognition of Internet
Food Corporation.

Joint Ventures

Because of constraints in issues of capacity, the possibility exists that a Joint Venture licensing agreement with a cereal manufacturer (i.e. Kellogg's) will be necessary to meet production demands.

Licensing Agreements

Because Internet Food Corporation has a patented process with patent applications for Europe and the Pacific Rim, this source of revenue on both an initial fee and a continued royalty basis will substantively add to Internet Food Corporation bottom line. Management has already contacted sources from Germany and Mexico, and discussions are currently underway concerning the initial granting of licenses.

Three Year Plan

The current and projected capacity for the first three years will incorporate capital expenditures for machinery and equipment of approximately $7.65 million (CDN). At the completion of the second year, a determination will be made where to build a supplemental facility; the leading choices are Canada or the central United States, Sales volume and location of major customers will be among several determining factors.

Future Products

Research and Development will begin within the first six months of operations, and will incorporate a number of findings from the studies garnered from the production process. With the additional flavors that are under development and variations upon the patented process an even flintier diversified product base will be established. One of the many avenues that Research and Development will target is a yogurt flavoring for the raisins. Yogurt products will provide a product with a higher moisture content and high relative durability. Since Internet Food Corporation current position is based upon technological innovations, the company will continue to support an aggressive Research and Development program to remain ahead of the competition and in-step with consumer demands.

Conclusion

Internet Food Corporation has made the commitment to excellence in the food products industry by utilizing a number of distinct advantages. Their patented process is currently the only effective means of producing fruit flavored raisins, and the duration of the patent positions the company at the forefront of this dynamic new industry. Anticipated widespread demand of fruit flavored raisins is already in evidence, due to the pending orders from United Airlines of 36 million packets over a six month trial period and Ralph's Letter of

Intent for 5.4 million packets over a twelve month period. The ability to increase capacity to meet demand is enhanced by worldwide licensing and royalty agreements that will positively impact the firm's profit structure, and contribute to the establishment of Internet Food Corporation as a brand name in the food products industry on a global scale into the next millennium.

The Company is paying for a $2,000,000 key man insurance policy for Jack Mazin, the beneficiaries of which are $1,000,000 for Mr. Mazin=s wife and $1,000,000 for the Company.

Item 3.  Description of Property

The Company leases a 32,000 square foot raisin manufacturing facility located in New Brunswick, Canada for $4,125 CND (Canadian Dollars). The lease is a "gross" lease with no rent increases. (A gross lease means the landlord pays the taxes, maintenance and insurance.) The lease term is for five years beginning October 30, 1999 and expires October 29, 2004 plus a five year option to extend.

The Company also holds a lease, occupying 2,000 square feet of a 5,800 square foot office building in Laguna Beach, California. The lease term is 3 years beginning September 1, 1999 and expires August 31, 2002. The rent is $1.85 NNN, with a yearly increase of 4%. (NNN means the tenant pays taxes, maintenance and insurance.)


Item 4.  Security Ownership of Management and Others and
         Certain Security Holders

The following table sets forth information, to the best knowledge of the Company as of April 30, 1999, with respect to each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock, and the officers and directors of the Company.

Name and Address of      Amount of
Beneficial Owner         Ownership

Jack Mazin              2,451,900
Pacific Standard
Financial Group, Inc.    2,501,800
Brett Salter             5,000,000

Item 5.  Directors, Executives, Officers and Significant
         Employees

                                        POSITIONS HELD
NAME                                    WITH THE CORPORATION
--------------------                   ----------------------

Tom Reichman                            President
Stephen Reeder                          Vice President,
                                        Secretary & Director
Bob Coberly                             Treasurer & Director
Scott Brake                             Assistant Vice
                                        President & Director
Kevin Grace                             Director
Stacy Freidman                          Director

Further, Internet Culinary Corporation's management team will be made up of top-flight professionals in their respective job classifications. This competent group will be responsible for the operations of Internet Culinary Corporation facilities and work toward furthering the mission of the company.

Jack Mazin

Jack Mazin is the founder of Amazin Raisins whose assets the Company acquired and with whom, the Company is manufacturing the Amazin Raisins line of products through its leased manufacturing plant in New Brunswick, Canada. The Company signed Jack Mazin, the founder of Amazin Raisins to a long term employment and management contract wherein Mr. Mazin will run the day to day operations of the Canadian manufacturing fa cility where the "Amazin Raisins" brand of products are manufactured. Mr. Mazin's management experience began in 1978 when he was employed at Goldcrest Furniture. Mr. Mazin, following an aggressive plan of sales expansion grew
Goldcrest from a $9 million (CDN) firm to a $30 million (CDN) company in less than ten years. Mr. Mazin's offshore buying program in the far east solidified Goldcrest's position as the first Canadian manufacturer to successfully bind melamine to particle board for casegood production.

In 1988, Mr. Mazin left Goldcrest to establish the Canadian-
Moroccan Chamber of Commerce and facilitated a number of trade deals between the two countries over the course of his employment at this location,

Also in 1988, Mr. Mazin formed RDI (Royal Domain Incorporated) and pioneered the Internet Culinary Corporation Concept. Mr. Mazin's experience in the manufacturing industry as well as his background in international trade will greatly benefit the company and its future endeavors.

It has been determined from the trial production runs of Internet Culinary Corporation, that a certain number of people are required to perform the required management duties of this operation. The following is a list of the required personnel, and the times at which they will enter:

Year 1

President and Vice President of Sales in Week 1
Human Resources Director in Week 12
Lab Technician in Week 13
Advertising Manager in Week 23
Sales Manager, Comptroller, and Purchasing Manager in Month 7
Production Manager in Month 9
Vice President of Manufacturing in Month 10

Year 2

Senior Chemist in Month 3
Chief Operating Officer in Month 6
Chief Financial Officer in Month 6
To support the management staff and to facilitate interaction between management and front line operations, a number of office employees will be hired to enhance the efficiency of Internet Culinary Corporation operational structure. The following is a list of the required positions and the times at which they will enter:

Year l

Two Clerical Employees in Week 1
Repairs and Maintenance Department Manager in Week 9
Two Clerical Employees in Week 10
Two Repairs and Maintenance Workers in Week 23
Two Clerical Employees in Month 7

Year 2

Two Clerical Employees in Month 1

Year 3

Two Clerical Employees in Month 1

Item 6.  Remuneration of Directors and
         Executive Officers

Jack Mazin has signed an Employment Agreement. His salary is $8,000.00 per month plus a $500.00 per month auto allowance.

Item 7.  Interest of Management and Others in
         Certain Transactions

The company expects to sign a contract with Ralphs and Costco for the manufacturing and delivery of 5,000,000 packets of raisins each, on a yearly basis.

The company expects to sign an Agreement with the Province of New Brunswick for a 500,000 loan and a $2,500,000 credit line to allow for expansion of the Amazin Raisins facilities in New
Brunswick, Canada.

There are no conflicts of interest, self dealing, or contracts
(other than employment contracts) signed between the company and principals of the company, and there are no loans made by the company to any officers or directors.

Item 8.  Legal Proceedings

The company entered into a stipulation to dismiss claims against the defendants in the Capitol Silver Mines, Inc., et ano. v. Mervyn Phelan, et al, USD Case No SACV 99-912 AHS
(EEx)

The above referenced litigation was brought by the former board of directors. It was subsequently determined by the current board of directors to be a false claim. The lawsuit claimed that the stock issued under rule 504 was not duly authorized and paid for. The company determined that the stock issued under rule 504 was indeed duly authorized and paid for and the stipulation to dismiss the lawsuit has been signed by the company and the defendants and filed with the court for processing.


Part II

Item 1.  Market Price of and Dividends of the
         Registrant's Common Equity and Other
         Stockholder Matters

Jack Mazin has negotiated a stock bonus plan paying him yearly bonuses in rule144 stock equal to 1.4 times Amazin Raisins
Profits.

Mr. Mazin=s has not signed a stock bonus plan but will shortly sign an agreement that incorporates the above referenced stock incentive package. Mr. Reichman, the president of the Company will also be signing a stock bonus plan similar to Mr. Mazin=s stock bonus plan.

The other officers and Directors are either not compensated with stock or are negotiating contracts.


Item 2.  Recent Sales of Unregistered Securities

None

Item 3.  Description of Securities


There are 13,173,843 shares of common stock are issued and outstanding.

The company is authorized to issue 20,000,000 shares of common stock. No preferred shares are authorized or issued.




Stock was issued as follows:

(i) There were 18,942,150 shares of common stock issued and outstanding as of March 11, 1999, all of which was originally issued under rule 144 and all of which subsequently had its restrictive legend removed. On March 12, 1999, a 50-to-1 reverse split was completed resulting in the total number of issued and outstanding shares of common stock equaling 378,843 shares.

(ii) 2,795,000 shares of stock were issued under rule 504 in April 1999. (On April 5, 1999, 5,000,000 shares of common stock were authorized for issuance under rule 504, of which 2,795,000 have been paid for and issued, with the balance paid for, authorized and not issued. The company expects to issue the balance of the 504 shares by October 31, 1999)

(iii) On or about June 9, 1999, 5,000,000 shares of common stock restricted under rule 144 were issued to Bret Salter.

(iv) On September 21, 1999, 2,451,900 shares of common stock restricted under rule 144 were issued to Jack Mazin.

(v) On September 22, 1999, 2,501,800 shares of common stock restricted under rule 144 were issued to Pacific Standard
Financial Group Inc.

Mr. Jack Mazin owns 2,451,900 shares of rule 144 stock for which he sold his share of Amazin Raisins to the Company.

Pacific Standard Financial Group, Inc., owns 2,501,800 shares of rule 144 stock resultant from the sale of its assets to the Company. This is more than 5% Ownership of Stock.

Mr. Brett Salter owns 5,000,000 shares of rule 144 stock for which he paid $4,166.00 which is more than 5% of Ownership of the Company.

Item 4.  Indemnification of Directors and Officers

The Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Part F/S

Item 1.  Financial Statements

The audited financial statements of the Company and related notes which are included in this offering have been examined by James E Slayton, CPA, and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.

The following documents are filed as part of this report:

a) Internet Culinary, Corporation

Internet Culinary Corporation
                (A DEVELOPMENT STAGE COMPANY)

                    FINANCIAL STATEMENTS

                          as at
                    September 15, 1999

               TABLE OF CONTENTS

                                        PAGE
INDEPENDENT AUDITORS' REPORT         	F-1

BALANCE SHEET 					F-2-3

STATEMENT OF OPERATIONS 			F-4

STATEMENT OF STOCKHOLDERS' EQUITY 		F-5

STATEMENT OF CASH FLOWS 			F-6

NOTES TO FINANCIAL STATEMENTS 	      F-7

James E. Slayton, CPA
3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333

INDEPENDENT AUDITORS' REPORT

Board of Directors				  September 27, 1999
Internet Culinary Corporation (The Company)

I have audited the Balance Sheet of Internet Culinary Corporation (A Development Stage Company), fka Capitol
Silver Mines, Inc., as of September 15,
1999, and the related Statements of Operations, Stockholders' Equity and Cash Flows for the period January 1, 1999 to September 15, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit. The financial statements of Internet Culinary Corporation as of December 31, 1998, were audited by other auditors whose report dated April 21, 1999, expressed an unqualified opinion on those statements.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Culinary Corporation, ( A Development Stage Company), at September 15, 1999, and the results of its operations and cash flows for the period January 1, 1999 to September 15, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, The Company has had limited operations and has not established a long term source of revenue. This raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ James E. Slayton
-------------------------
James E. Slayton, CPA
Ohio License ID# 04-1-15582

                Internet Culinary Corporation
                (A Development Stage Company)
                       BALANCE SHEET
                          AS AT
                     September 15, 1999

                                                                (Unaudited)
                                 September 15      December 31    December 31
                                  1999               1998           1997

    ASSETS

CURRENT ASSETS
Cash	                                 100.00 	       23.00 	  178.00
Prepaid Expenses                         0.00           0.00
                                   -------------    ------------   ----------
Total Current Assets                   100.00           23.00       178.00

PROPERTY AND EQUIPMENT
Property and Equipment
(net of depreciation)	         2,500,000.00	        0.00	    0.00
                                 -------------    --------------   ----------
Total Property and Equipment     2,500,000.00           0.00          0.00

OTHER ASSETS
Mining property (Note 1)	     454,529.00	  454,529.00    454,529.00
Less allowance for
unpatented claims			    (454,529.00)   (454,529.00)  (454,529.00)
Deferred tax benefits              503,109.00
                                 -------------    --------------   ----------
Total Other Assets                 503,109.00           0.00          0.00
                                 -------------    --------------   ----------
TOTAL ASSETS	                  $3,003,209.00	    $23.00	   $178.00
                                 -------------    --------------   ----------
                                 -------------    --------------   ----------


                      See accompanying notes to financial statements
                                            F-2

                Internet Culinary Corporation
                (A Development Stage Company)
                       BALANCE SHEET
                          AS AT
                     September 15, 1999


                                                                  (Unaudited)
                                 September 15      December 31    December 31
                                  1999               1998           1997

    LIABILITIES & EQUITY

CURRENT LIABILITES
Accounts Payable                    35,762.00 	   35,762.00	 10,750.00
Demand Notes                       230,444.00           0.00            0.00
                                   -------------    ------------   ----------
Total Current Libilities           266,206.00      35,762.00       10,750.00

OTHER LIABILITES
Due to Shareholder                       0.00           0.00
                                   -------------    --------------
Total Other Liabilities                  0.00           0.00

                                   -------------    ------------   ----------
Total Liabilities                  266,206.00      35,762.00       10,750.00

   EQUITY
Common Stock, $0.001 par value,
authorized 20,000,000 shares;     1,465,180.00   1,444,218.00   1,444,218.00
 issued and outstanding at
September 15, 1999,
13,173,844 common shares                  0.00           0.00
Additional Paid in Capital        2,417,100.00           0.00
Donated Capital
Retained Earnings (Deficit
accumulated during
development stage)               (1,145,277.00)  (1,479,957.00) (1,454,790.00)
                                 -------------    --------------   ----------
Total Stockholders' Equity        2,737,003.00     (35,739.00)    (10,572.00)

   TOTAL LIABILITIES
     & OWNER'S EQUITY             $3,003,209.00	        $23.00	   $178.00
                                 -------------    --------------   ----------
                                 -------------    --------------   ----------


                    See accompanying notes to financial statements
                                            F-3

                Internet Culinary Corporation
                (A Development Stage Company)
                   STATEMENT OF OPERATIONS
                          FOR PERIOD
       May 16, 1967 (Date of Inception) to September 15, 1999




							  (Date of
                                 		  Inception)
							  to September 15   September 15
                                              1999               1999

    REVENUE
Services                                          0.00            0.00

   COSTS AND EXPENSES
Selling, General and Administrative      	1,082,907.00	117,926.00
Office Services                         	   60,440.00            0.00
Officer and Director's Compensation          50,500.00       50,500.00
Write down in mining claims to
     net realizable value               	  454,529.00
						      -------------  -------------
     Total Costs and Expenses             1,648,376.00	168,429.00
                                        	-------------  -------------
     Net Ordinary Income or (Loss)
        before taxes                    	(1,648,376.00)    (168,429.00)
                                        	-------------    --------------
                                        	-------------    --------------
     Provision for Income Tax           	       10.00            0.00
   						     	-------------    --------------
	Net Ordinary Income or (Loss)
	   after taxes                     	(1,648,376.00)    (168,429.00)
						      --------------    -------------
                                          --------------    -------------


Weighted average number of common
   shares outstanding				   3,689,375     	3,689,375

Net Loss Per Share			      	($0.45)        ($0.05)




										(Unaudited)
							December 31       December 31
                                             1998              1997
    REVENUE
Services                                       0.00             0.00

   COSTS AND EXPENSES
Selling, General and Administrative      	 10,137.00	     13,886.00
Office Services                         	 15,020.00       15,420.00
Officer and Director's Compensation        50,500.00
Write down in mining claims to
     net realizable value               	                 454,529.00
						    -------------    -------------
     Total Costs and Expenses               25,157.00	     483,835.00
                                       -------------     -------------
     Net Ordinary Income or (Loss)
        before taxes                       (25,157.00)    (483,835.00)
                                       -------------    --------------
                                       -------------    --------------
     Provision for Income Tax                  10.00            0.00
   						   -------------    --------------
	Net Ordinary Income or (Loss)
	   after taxes                	(25,167.00)    (483,835.00)
						   -------------    --------------
					         -------------    --------------

Weighted average number of common
   shares outstanding			      288,844     	  288,844

Net Loss Per Share			 	($0.09)             ($1.68)





                    See accompanying notes to financial statements
                                            F-4

                Internet Culinary Corporation
                (A Development Stage Company)
          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          FOR PERIOD
       May 16, 1967 (Date of Inception) to September 15, 1999

							Common Stock
							Shares		Amount
							-------------	-------------

Balances as at December 31, 1996	 	  288,844		1,444,218.00
							-------------	-------------
Net Loss
Year ended December 31, 1997
							------------	-------------
Balances as at December 31, 1997            288,844	     $1,444,218.00
Net Loss Year ended December 31, 1998
							-------------	-------------
Balances as at December 31, 1998            288,844	     $1,444,218.00
March 1, 1999 Issued for legal services      90,000             9,000.00
April 6, 1999 Issued for cash			2,795,000             2,795.00
May 27, 1999 Issued for cash              5,000,000             4,167.00
September 9, 1999 Issued in asset
   purchase agreement-restricted
   shares						5,000,000		    5,000.00
Net loss January 1, 1999 to
   September 15, 1999
Change to retained earnings as
   result of recording Net Operating
   Loss deferred tax benefits due
   to asset purchase agreement
							------------	------------
Balances as at September 15, 1999		13,173,844		$1,465,180.00
							------------	------------
       						------------	------------




                                                            Deficit
                                                            accumulated
		                              Additional        during
                                          paid-in           development
                     				capital            stage
							-------------	-------------

Balances as at December 31, 1996	 	         		(970,955.00)
							-------------	-------------
Net Loss
Year ended December 31, 1997                                (483,835.00)
							------------	-------------
Balances as at December 31, 1997               $0.00     ($1,454,790.00)
Net Loss Year ended December 31, 1998                        (25,167.00)
							-------------	-------------
Balances as at December 31, 1998               $0.00     ($1,479,957.00)
March 1, 1999 Issued for legal services
April 6, 1999 Issued for cash
May 27, 1999 Issued for cash                       0
September 9, 1999 Issued in asset
   purchase agreement-restricted
   shares					    2,417,100.00
Net loss January 1, 1999 to
   September 15, 1999                                       (168,429.00)
Change to retained earnings as
   result of recording Net Operating
   Loss deferred tax benefits due
   to asset purchase agreement                              $503,109.00
							------------	------------
Balances as at September 15, 1999	    $2,417,100.00     $1,147,482.00)
							------------	------------
       						------------	------------





                                          Total
                                          Stockholder's
                                          Equity
							-------------

Balances as at December 31, 1996	 	473,263.00
		      		           -------------
Net Loss
Year ended December 31, 1997             (483,835.00)
							------------
Balances as at December 31, 1997          (10,572.00)
Net Loss Year ended December 31, 1998     (25,167.00)
							-------------
Balances as at December 31, 1998          (35,739.00)
March 1, 1999 Issued for legal services     9,000.00
April 6, 1999 Issued for cash		        2,795.00
May 27, 1999 Issued for cash                4,167.00
September 9, 1999 Issued in asset
   purchase agreement-restricted
   shares					    2,422,100.00
Net loss January 1, 1999 to
   September 15, 1999                    (168,429.00)
Change to retained earnings as
   result of recording Net Operating
   Loss deferred tax benefits due
   to asset purchase agreement            503,109.00
							------------
Balances as at September 15, 1999      $2,737,003.00
	             				------------
       						------------



                     See accompanying notes to financial statements
                                            F-5

                Internet Culinary Corporation
                (A Development Stage Company)
                  STATEMENT OF CASH FLOWS
                        FOR PERIOD
May 16, 1967 (Date of Inception) to September 15, 1999


							  (Date of
                                 		  Inception)
							  to September 15   September 15
                                              1999               1999

CASH FLOWS FROM OPERATING ACTIVITIES
   Cash received from customers                   0.00            0.00
   Cash paid to suppliers and employees   1,198,857.00      159,429.00

      Cash disbursed for Operating
        Activities                       1,198,857.00       159,429.00
                                        -------------     --------------
      Net cash flow provided by         (1,198,857.00)     (159,429.00)
        operating activities
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of fixed assets                      0.00	            0.00
                                         -------------     --------------
      Net cash used by investing activities      0.00            0.00
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Capital Stock                 1,010,651.00        6,962.00
Advances from shareholders                   35,762.00
Demand Note                                 152,444.00      152,444.00
                                         -------------     --------------
Net cash provided by financing            1,198,857.00      159,406.00
  activities

     Balances as at beginnig of period            0.00           23.00
     Net increase (decrease) in cash              0.00          (23.00)
     Balances as at end of period                 0.00            0.00




										(Unaudited)
							December 31       December 31
                                             1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES
   Cash received from customers                   0.00            0.00
   Cash paid to suppliers and employees      25,167.00       91,272.00

      Cash disbursed for Operating
        Activities                          25,167.00        91,065.00
                                        -------------     --------------
      Net cash flow provided by            (25,167.00)      (91,065.00)
        operating activities
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of fixed assets                      0.00	            0.00
                                         -------------     --------------
      Net cash used by investing activities      0.00             0.00
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Capital Stock                         0.00       80,700.00
Advances from shareholders                   25,012.00       10,750.00
Demand Note                                       0.00            0.00
                                         -------------     --------------
Net cash provided by financing               25,012.00       91,450.00
  activities

     Balances as at beginnig of period          178.00          207.00
     Net increase (decrease) in cash           (155.00          385.00)
     Balances as at end of period                23.00         (178.00)




                    See accompanying notes to financial statements
                                            F-6

                Internet Culinary Corporation
                (A Development Stage Company)
                NOTES TO FINANCIAL STATEMENTS
                     September 27, 1999


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized May 16, 1967(Date of Inception) under the laws of the State of Idaho as Capitol Silver Mines, Inc. (The Company) and is authorized to issue 20,000,000 shares of $.001 par common stock. The Company changed its state of incorporation and changed its name to Internet Culinary Corporation (The Company) in September, 1999.
The Company has had limited operations and in accordance with SFAS #7, the Company is considered a development stage company.



The Company had 10 unpatented mining claims recorded at original par value $.10 per share in the amount of $454,529.00. These claims were written down to net realizable value in the year ended December 31, 1997.

The Company had 288,844 shares of its common stock issued and outstanding on December 31, 1998.

On March 1, 1999, the Company issued 90,000 shares of its common stock in exchange for legal services.

On April 6, 1999, the Company pursuant to Rule 504 was authorized to issue 5,000,000 shares of its common stock, of which 2,795,000 shares have been issued.

On May 27, 1999, the Company received $4,166.50 for 5,000,000 shares of restricted stock.

On September 9, 1999, the Company completed an asset purchase of the plant and equipment of Pacific Standard Financial Group for 5,000,000 shares of its $.001 par value common stock and an agreement that $450,000.00 of new capital be infused into the Company and an asset based loan in the amount of $350,000.00 be obtained.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Accounting polices and procedures have not been determined except as follows:

1. The Company uses the accrual method of accounting.

2. Earnings per share is computed using the weighted average number of shares of common stock outstanding.

3. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

5. The cost of equipment is depreciated over the estimated useful life of the equipment utilizing the straight line method of deprecation. No depreciation has been recorded at this time. The Company will begin recording depreciation when planned principal operations begin.
                                         F-7

                Internet Culinary Corporation
                (A Development Stage Company)
                NOTES TO FINANCIAL STATEMENTS
                     September 27, 1999

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES (continued)

6. The Company will review its need for a provision for federal income tax after each operating quarter and each period for which a statement of operations is issued. The Company's marginal tax rate is 0, and its effective tax rate is 0.

7. The Company has net operating losses which expire

$970,955.00 in the year 2012
483,835.00 in the year 2013
25,167.00 in the year 2014

The Company believes that this benefits will more than likely be utilized and therefore recorded the deferred tax benefits as part of the business combination resulting from the asset purchase agreement.

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Province of New Brunswick has agreed to provide a $2,500,000 working capital line of credit to fund the company's growth.

NOTE 4 - RELATED PARTY TRANSACTION

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 5 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 6 - DEBT

American Auditors, LLC, has advanced $78,000 to
Pacific Standard for operational expenses. A demand note in this amount was assumed in the asset purchase agreement. In addition, American Auditors, LLC, has advanced the Company $152,444 for operational expenses and the Company has issued a demand note in this amount at 14% interest payable on or before January 1, 2000.

                Internet Culinary Corporation
                (A Development Stage Company)
                NOTES TO FINANCIAL STATEMENTS
                     September 27, 1999


NOTE 7 - YEAR 2000 ISSUE

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before on, or after January 1, 2000 and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

James E. Slayton, CPA
3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333

To Whom It May Concern:                   September 27, 1999


     The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1998, on the Financial Statements of Internet Culinary Corporation from the inception date of January 11, 1988 through December 31, 1998, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,

/s/ James E. Slayton
-------------------------
James E. Slayton, CPA
Ohio License ID # 04-1-15582

Item 2. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure


None--Not Applicable

Signatures


In accordance with Section 12 of the Securities
Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Internet Culinary Corporation
                                    (Registrant)

Date: November 3, 1999           BY:  /s/ Tom Reichman
                                --------------------------
                                 Tom Reichman, President

Part III

Item 1.  Index to Exhibits

Article of Incorporation
Bylaws
Merger Agreement on file (to be added)

Item 2.  Description of Exhibits

              To be added